Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY REPORTS MID-YEAR 2015 RESERVES AND OPERATIONAL UPDATE

•                 Mid-year 2015 proved reserves increased by 487% to 5.9 MMBOE from year-end 2014

•                 Proved developed reserves increased by 46% to 1.0 MMBOE

•                 Pre-tax PV10 of proved reserves increased by 238% to $48.8 million

•                 3P reserves of 21.5 MMBOE with 270 drilling locations

HOUSTON, TX JULY 01, 2015 ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ:ZAZA) today provided a reserves and operations update on the Company’s activities in the Eagle Ford East, where it has approximately 140,000 gross (35,000 net) acres within an Area of Mutual Interest (“AMI”) with EOG Resources (“EOG”).  The Company’s estimated reserves, including the estimated probable and possible reserves, were prepared by its independent reservoir engineering firm, Cawley, Gillespie & Associates, Inc.

Proved Reserves

ZaZa Energy has announced that proved reserves increased by 487%, reaching 5.9 million barrels of oil equivalent (“MMBOE”) at July 1, 2015, up from 1.0 MMBOE at December 31, 2014.  60% of ZaZa Energy’s proved reserves at July 1, 2015 were liquids-weighted, and 83% of the Company’s proved reserves were classified as proved undeveloped at July 1, 2015.  Proved developed reserves increased to 1.0 MMBOE at July 1, 2015, up 46% from 0.7 MMBOE at December 31, 2014.  The pre-tax present value of the future net revenues (“PV10”) of ZaZa Energy’s proved reserves at July 1, 2015 was $48.8 million as compared to $14.5 million at December 31, 2014.

Additionally, ZaZa Energy’s mid-year 2015 reserve report identified 6.8 MMBOE of probable reserves and 8.7 MMBOE of possible reserves, for total 3P reserves of 21.5 MMBOE.  ZaZa Energy’s 3P reserves are located within its 140,000 gross acre East Texas area of Walker, Madison and Grimes counties.

All estimated net reserves assume a 25% working interest to ZaZa Energy, with the exception of those wells in which EOG has non-consented (ZaZa Energy - 100% working interest) and certain undeveloped reserves in which Quantum Energy Partners (“Quantum”) holds a future participation right (ZaZa Energy – ~21% working interest). Should EOG and Quantum non-consent to any of ZaZa’s additional proposed development wells, ZaZa Energy would assume a 100% working interest and receive a 4x multiple on the figures included within the report.

The table below summarizes ZaZa’s estimated net reserves using SEC pricing, broken out by reserve category.

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	Oil	NGL	Gas	Total [1]		PV10 [2]	Gross
	(MBbl)	(MBbl)	(MMcf)	(MBOE)	% Liquids	($ MM)	Locations
Proved Developed Producing	253.2	126.1	1,863.8	690.0	55.0%	$9.9	35
Proved Developed Behind Pipe	50.9	30.3	1,355.4	307.0	26.4%	3.7	4
Proved Undeveloped	1,410.2	1,664.2	11,188.1	4,939.1	62.2%	35.1	53
Total Proved Reserves	1,714.3	1,820.7	14,407.4	5,936.2	59.5%	$48.8	92
Probable	1,947.1	2,297.9	15,448.2	6,819.7	62.2%	$36.8	77
Possible	2,496.4	2,945.4	19,801.0	8,741.9	62.2%	32.7	101
Total 3P Reserves	6,157.7	7,064.0	49,656.5	21,497.8	61.5%	$118.3	270

1 Based on 6:1 conversion ratio

2 Net pricing based on $64.45/Bbl oil, $21.50/Bbl NGLs, $3.17/Mcf gas

Operations Update

As previously disclosed, pursuant to the terms of the Company’s East Texas Joint Operating Agreement with EOG Resources, ZaZa now has the right to propose new development wells in specific locations and maintain its desired minimum drilling pace.  ZaZa has proposed the following two new AFEs for Buda-Rose vertical (“stack and frac”) wells to be located in Walker and Grimes counties: (i) the Butch - T #1 and (ii) the Chocolate - 7 #1.  These two initial wells are part of ZaZa’s 2H 2015 eight well vertical development program, each estimated to cost approximately $3.0 million and deliver an internal rate of return of ~40% at current commodity prices.  ZaZa expects the production results of the new wells to be similar to those achieved by the Company’s previous Toby #1V (cumulative one-year production of ~181,069 BOE), Grisham #1V (cumulative one-year production of ~190,720 BOE), and Laura Unit #1V (cumulative one-year production of ~135,911 BOE) wells.

•                 Butch - T #1. Identified as the first well to be spud for the Company, located in northwest Walker county.  The location has been completed, the well has been permitted, and the drilling contractor has been identified.  The well is expected to spud in July 2015.

•                 Chocolate - 7 #1. Identified as the second well to be spud for the Company, located in northeast Grimes county.  The location has been surveyed and stacked, the application to drill has been submitted and is pending approval.  The Company expects to spud the well in 3Q 2015.

•                 Three Workovers.  ZAZA is also moving forward with workovers on three existing Walker county wells to 1) re-frac the Buda in the Josey Wales #1HR, 2) drill plugs out over the Eagle Ford, Buda, and Glen Rose in the Josey Wales #1, and 3) rod-pump test the Woodbine in the True Grit #1.  The Company expects to commence workover operations in July 2015.

Todd Brooks, President and CEO of ZaZa Energy commented, “We are pleased to have our proved reserves increase five-fold from the year-end, which confirms ZaZa’s significant drilling inventory on its 140,000 gross acreage position in the Eagle Ford East.  Our operational strategy is focused on drilling proven, highly-economic Buda-Rose vertical stack and frac wells that will increase our cash flow, production, and reserves.”

Certain Definitions

Under Securities and Exchange Commission guidelines, the commodity prices used in the July 1, 2015

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and December 31, 2014 PV10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month prices for the period July 1, 2014 through June 1, 2015, and for the period January 1, 2014 through December 1, 2014, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil volumes, the average West Texas Intermediate posted price of $71.68 per barrel used to calculate PV10 at July 1, 2015 was down 25% from the average price of $94.99 per barrel used to calculate PV10 at December 31, 2014.  For natural gas volumes, the average Henry Hub spot price of $3.39 per million British thermal units (“MMBTU”) used to calculate PV10 at July 1, 2015 was down 22% from the average price of $4.35 per MMBTU used to calculate PV10 at December 31, 2014. All prices were held constant throughout the estimated economic life of the properties.

The SEC requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely not to be recovered.  Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

Non-GAAP Disclosure

In an effort to provide investors with additional information to compare the relative size and value of ZaZa’s reserves as compared to other companies, we disclose certain non-GAAP financial measures in our earnings press releases and other public disclosures.  Pre-tax PV10 value is a non-GAAP financial measure as defined by the SEC.  ZaZa believes that the presentation of pre-tax PV10 value is relevant and useful to the Company’s investors because it presents the discounted future net cash flows attributable to ZaZa’s reserves prior to taking into account corporate future income taxes and the Company’s current tax structure.  ZaZa further believes investors and creditors use pre-tax PV10 value as a basis for comparison of the relative size and value of ZaZa’s reserves as compared with other companies.

The Standardized Measure are discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves.  Future cash inflows are reduced by estimated future production and development costs based on period end costs to determine pre-tax cash inflows.  Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and gas properties.  Future net cash inflows after income taxes are discounted using a 10% annual discount rate. PV10 may differ from Standardized Measure because it does not include the effects of income taxes on future net revenues. The effects of income taxes on future net revenue are estimated to be zero for all periods presented and there is no estimated difference between Standardized Measure and PV10.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is an independent oil and natural gas exploration, production and development company with primary assets in the Eagle Ford and Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

This news release contains forward-looking statements within the meaning of Section 27A of the

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Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.

For example, the Company’s ability to implement the drilling and workover projects described above under “Operations Update” is dependent upon addressing our current liquidity issues, as described in our most recent quarterly report on Form 10-Q, including obtaining financing that will both provide additional operating capital and permit us to refinance our 10.00% Senior Secured Notes due 2017.  As described in our current report on form 8-K filed on July 1, 2015, the repayment date for those notes has been extended to July 15, 2015.  We are engaged in active discussions to address these balance sheet issues, but there can be no assurance those discussions will be successful or on what terms.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm expressing doubt about our ability to continue as a going concern and our ability to maintain sufficient liquidity and continue as a going concern; requirements to repurchase our 10.00% Senior Secured Notes due 2017 or our 9.00% Convertible Senior Notes due 2017; our substantial level of indebtedness; the impact of our current financial condition on our business operations and prospects; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids; our ability to raise necessary capital in the future; problems with our joint ventures or joint venture partners; exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves; our ability to replace oil and gas reserves and any other factors or risks listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission.  Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Source: ZaZa Energy Corporation

Jay Morakis, 212-266-0191

Investor Relations

jay.morakis@zazaenergy.com